AMENDING AGREEMENT OF

AGREEMENT TO SETTLE DEBT FOR SHARES

AND DEFER PAYMENT OF DEBT

This Agreement made effective the 30th day of September, 2014.

BETWEEN:

CMX GOLD & SILVER CORP., a corporation incorporated under the laws of the Province of Alberta and having its head office in Calgary, Alberta (the “Corporation”)

- and -

NORTON ROSE FULBRIGHT CANADA LLP, a law firm having an office in Calgary, Alberta (the “Creditor”)

WHEREAS the Creditor and the Corporation entered into an Agreement to Settle Debt for Shares and Defer Payment of Debt dated October 31, 2013 (the “Deferral Agreement”) wherein the Creditor agreed to the deferral until July 1, 2015 of payment of unbilled fees for work in progress for the Corporation of $171,823 plus accrued interest of $7,276, all of which totaled $179,099;

AND WHEREAS pursuant to the Deferral Agreement additional interest has accrued to September 30, 2014 on the Unbilled Debt in the amount of $10,746 such that the total amount owed as of the date hereof by the Corporation to the Creditor is $189,845 (the “Current Unbilled Debt”);

AND WHEREAS the Corporation has received a conditional listing approval from the Canadian Securities Exchange and is seeking a deferral of the Current Unbilled Debt to reduce the Corporation’s working capital deficiency;

AND WHEREAS in consideration of the Corporation making a $5,000 payment and paying the $672.07 balance of Creditor’s Invoice #1400651, the Creditor has agreed to extend the payment date by the Corporation of the balance of the Current Unbilled Debt by one year to July 1, 2016 in accordance with the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.

Agreement to Defer Payment of Current Unbilled Debt. Subject to the terms and conditions set forth in this Agreement and the Deferral Agreement, the Creditor hereby acknowledges and agrees that the obligation of the Corporation to pay any outstanding balance of the Current Unbilled Debt is deferred to July 1, 2016, and the Deferral Agreement is hereby amended to reflect the new payment date.

2.

Interest on Unbilled Debt. The Corporation shall pay simple interest on the Current Unbilled Debt, or any portion thereof outstanding, at the rate of six percent (6%) per annum from September 30, 2014 until payment in full.

3.

Representations, Warranties and Covenants of the Creditor. The Creditor agrees that the representations, warranties and covenants made by it in the Deferral Agreement remain in full force and effect, except as modified by this Agreement.

4.

Representations and Warranties of the Corporation.  The Corporation agrees that the representations, warranties and covenants made by it in the Deferral Agreement remain in full force and effect, except as modified by this Agreement and the Corporation hereby specifically confirms its covenant to use its best efforts to raise additional funds to pay the Current Unbilled Debt before July 1, 2016.

5.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

6.

Entire Agreement.  This Agreement and the Deferral Agreement represent the entire agreement of the parties hereto relating to the subject matter hereof, and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

7.

Counterpart. This Agreement may be executed in one or more counterparts each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.  The Corporation shall be entitled to rely on delivery of an electronic or  facsimile executed copy of this Agreement, and acceptance by the Corporation of such electronic or facsimile copy shall be legally effective to create a valid and binding agreement between the Creditor and the Corporation in accordance with the terms hereof.

8.

Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any other provision hereof.

9.

Survival.  The covenants, representations and warranties contained in this Agreement shall survive the closing of the transactions contemplated hereby, and shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

(this is the signature page to an Amending Agreement made effective the 30th day of September, 2014)

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

CMX GOLD & SILVER CORP.

“Jan M. Alston”

Per:

   Name:  Jan Alston

   Title:  President

NORTON ROSE FULBRIGHT CANADA LLP

“D. Richard Skeith”

Per:

  Name:  D. Richard Skeith

  Title:  Solicitor